For further information:
Amy Yuhn
Director of Communications
312-564-1378
ayuhn@theprivatebank.com

For Immediate Release

PrivateBancorp, Inc. to Ring NASDAQ Opening Bell and Host Institutional Investor Day

CHICAGO, January 12, 2009 – PrivateBancorp, Inc. (NASDAQ: PVTB) today announced that Larry D. Richman, President and Chief Executive Officer, will ring The NASDAQ Stock Market opening bell on Thursday, February 19, 2009 at 9:30 a.m. EST at NASDAQ’s MarketSite in Times Square in New York City.

“We are truly pleased to celebrate our 20th year of business and our 10th year as a public company by ringing the NASDAQ opening bell.  Since our initial public offering in 1999, we have recognized many successes in the marketplace and we continue to work diligently toward our goal of increasing long-term shareholder value,” said Larry D. Richman, President and Chief Executive Officer.

Additionally, PrivateBancorp, Inc. will host an Investor Day beginning at 11:30 a.m. EST at the Sofitel New York, located at 45 West 44th Street in New York City.  The Investor Day will include a keynote address from Mr. Richman, a financial and risk management update from management and a panel discussion with the company’s line of business leaders.  The Investor Day will be webcast via a link available at www.pvtb.com.

Please contact Katie Manzel in Investor Relations at 312-564-6818 or email kmanzel@pvtb.com to register for attendance at the Investor Day by Wednesday, February 11, 2009.

To view the NASDAQ opening bell ceremony live, visit http://www.nasdaq.com/about/marketsitetowervideo.asx to access the MarketSite web cam link.

About PrivateBancorp, Inc.

PrivateBancorp, Inc. is a growing diversified financial services company with 22 offices in nine states and more than $9.0 billion in assets as of September 30, 2008. Through its subsidiaries, PrivateBancorp delivers customized business and personal financial services to middle-market commercial and commercial real estate companies, as well as business owners, executives, entrepreneurs and wealthy families.
Additional information can be found in the Investor Relations section of PrivateBancorp, Inc.’s website at www.pvtb.com.